EXHIBIT 99.1

News Media/ Investor Relations Contact: Lisa Johnston, 510-985-1033

OTCBB: MBYTF

Moving Bytes Announces Results of 2003 Annual General Meeting

EMERYVILLE, Calif., July 3, 2003 – Moving Bytes Inc. (OTCBB: MBYTF), a web-based provider of document processing and business communications services, announced today that it held its annual general meeting on June 30, 2003. Shareholders holding 9,361,851 shares were represented at the annual general meeting in person or by proxy.

The Company’s shareholders took the following actions:

KPMG’s appointment as the company’s auditors for the ensuing year ending December 31, 2003 was confirmed;

Erik Mustad, Mark Smith, Jim Miller, Stuart Rogers, Ernie Kelly and Thomas Wharton were elected as members of the Company’s board of directors; and

The Moving Bytes 2003 Stock Option Plan was approved.

Subsequent to the annual general meeting, one of the company’s directors, Stuart Rogers, resigned for personal business reasons. The board of directors plans to replace Mr. Rogers and will soon begin the process of identifying and selecting a suitable candidate.

“We thank Mr. Rogers for his long service to the company and understand that in the post Sarbanes-Oxley era, it is important for directors to be able to dedicate the time necessary to fulfill their fiduciary obligations to the corporations they serve. We respect that, due to the demands of his own business obligations, he no longer has sufficient time to devote to Moving Bytes. We wish him well in all of his personal and business endeavors,” stated company President Mark Smith.

ABOUT MOVING BYTES

Moving Bytes is a web-based provider of document processing and business communications solutions, to businesses worldwide. For more information, visit www.movingbytes.com.

Statements included with this press release, which are not historical in nature, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by these sections. The statement that the company plans to replace Mr. Stuart and other statements to express intentions, beliefs, plans or expectations are forward looking statements. Actual results may differ materially from the Company’s expectations and estimates. There can be no assurance that the Company will identify a suitable candidate to serve as a director and you should not place undue reliance upon forward looking statements.